Aerial Activities Exclusion Rider	In this rider, “we,” “our” and “us” mean MONY Life Insurance Company of America. “You” and “your” mean the owner of the policy.

Insured Person:

Policy Number:

Rider Effective Date:

The exclusion provisions of this rider apply in lieu of any policy provisions to the contrary.

Aerial Activities Risk Not Covered: We will not cover the death of the Insured Person that results from participation in:

•	gliding, hang gliding, soaring, ballooning, parachuting, sky diving, and ultra-light or powered parachute flying or aerobatics.

Company Liability: If the death of the Insured Person results from the risk not covered, our liability will be limited to the payment of a single sum equal to:

(1) the premiums paid under the policy, or the life insurance reserve, if greater; minus

(2) any policy loan and accrued loan interest, or liens; minus

(3) any partial withdrawal, if applicable.

However, any amount payable by us will not exceed the death benefit that would have been payable under the policy had this rider not been in effect.

This rider will apply to any reduced paid-up insurance or extended insurance in force in accordance with any nonforfeiture options contained in the policy, and will be included in any new policy if this policy is exchanged or converted.

This rider will remain in effect for the duration of the policy unless there is a change of risk and the Insured Person provides evidence to remove this rider based on our underwriting rules in effect at the time of the application.

Termination: If we pay any amount under the exclusion provisions of this rider, the policy, to which this rider is attached, will terminate and we will have no further liability.

How This Rider Relates To The Policy. This rider is a part of the policy. Its benefits are subject to all the terms of this rider and the policy. All provisions of the policy will continue to apply except as specifically modified by this rider.

ICC14-R14-110

MONY LIFE INSURANCE COMPANY OF AMERICA

[	[

Mark Pearson,	Karen Field Hazin, Vice President,
Chairman of the Board and Chief Executive Officer]1	Secretary and Associate General Counsel]1

ICC14-R14-110